FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

This First Amendment (this "Amendment") is made effective as of October 16, 2025 (the "Effective Date"), by and between Scienture, LLC, a Delaware limited liability company, with an address for notice at 20 Austin Blvd., Commack, New York 11725 (the "Company") and a wholly owned subsidiary of Scienture Holdings, Inc., a Delaware corporation (the "Public Company"), and Dr. Narasimhan Mani (the "Executive"). The Company and the Executive are sometimes individually referred to as a "Party" and collectively referred to as the "Parties."

W I T N E S S E T H

WHEREAS, effective as of October 1, 2024, the Company and the Executive entered into that certain Employment Agreement whereby Executive became employed by the Company to serve in such capacities as determined by the Public Company's board of directors (the "Board"), as the Board may prescribe from time to time (the "Employment Agreement");

WHEREAS, the Parties now desire to make certain revisions to the Employment Agreement, as set forth in this Amendment and as approved by the Compensation Committee of the Board; and

WHEREAS, any capitalized term not otherwise defined herein shall have such meaning as set forth in the Employment Agreement.

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements herein set forth, the Parties agree to amend the Employment Agreement as follows:

1. Section 1(c) is deleted in its entirety and replaced with the following:

   (c) Position and Duties. You shall serve as the President of the Company and Co-Chief Executive Officer and President of the Public Company and shall have such powers and duties as may from time to time be prescribed by the Board. You shall devote your full working time and efforts to the business and affairs of the Company and the Public Company. Notwithstanding the foregoing, you may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with your performance of your duties to the Company.

2. Section 2(a) is deleted in its entirety and replaced with the following:

   (a) Base Salary. Your initial base salary shall be paid at the rate of $400,000 per year. Your base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board (the "Compensation Committee"). The base salary in effect at any given time is referred to herein as "Base Salary." The Base

Salary shall be payable in a manner that is consistent with the Company's usual payroll practices for executive officers. Executive shall be eligible for the Base Salary Increase on an annual basis, as determined by the Compensation Committee of the Board, with such increases being cumulative. Such increases in salary shall be documented in the Company's records but shall not require the Parties enter into a new or amended form of this Agreement.

3. Section 6 is deleted in its entirety and replaced with the following:

6. Severance Pay and Benefits Upon Termination by the Company without Cause or by You for Good Reason Outside the Change in Control Period. If your employment is terminated by the Company without Cause as provided in Section 3(d), or you terminate employment for Good Reason as provided in Section 3(e), each outside of the Change in Control Period (as defined below), then, in addition to the Accrued Obligations, and subject to (i) you sign a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of all of your Continuing Obligations (as defined below), and, in the Company's sole discretion, a one-year post-employment noncompetition agreement, and shall provide that if you breach any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease (the "Separation Agreement and Release"), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven (7) business day revocation period:

(a) the Company shall pay you an amount equal to 24 months of your Base Salary (the "Severance Amount"); provided in the event you are entitled to any payments pursuant to the Restrictive Covenants Agreements, the Severance Amount received in any calendar year will be reduced by the amount you are paid in the same such calendar year pursuant to the Restrictive Covenants Agreements (the "Restrictive Covenants Agreements Setoff");

(b) subject to your copayment of premium amounts at the applicable active employees' rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company shall pay to the group health plan provider, the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the 24 month anniversary of the Date of Termination; (B) your eligibility for group medical plan benefits under any other employer's group medical plan; or (C) the cessation of your continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating

applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company's regular payroll dates; and

(c) the Company shall pay to the Life Insurance provider or you a monthly payment equal to the monthly premium payment that the Company would have made to provide life insurance to you if you had remained employed by the Company until the earliest of (A) the 24 month anniversary of the Date of Termination.

The amounts payable under Section 6, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company's payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as "non-qualified deferred compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

4. Section 7(a) is deleted in its entirety and replaced with the following:

(a) If your employment is terminated by the Company without Cause as provided in Section 3(d) or you terminate employment for Good Reason as provided in Section 3(e) and in each case the Date of Termination occurs during the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the signing of the Separation Agreement and Release by you and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release but in no event more than 60 days after the Date of Termination:

(i) the Company shall pay you a lump sum in cash in an amount equal to 2 times the sum of (A) your then current annual Base Salary (or your Annual Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) your Target Bonus for the then-current year; and (C) your Discretionary Bonus for the then-current year (the "Change in Control Payment"); provided the Change in Control Payment shall be reduced by the amount of the Restrictive Covenants Agreements Setoff, if applicable; and

(ii) notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all time-based stock options and

other stock-based awards subject to time-based vesting held by you (the "Time-Based Equity Awards") shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release (the "Accelerated Vesting Date"); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between your Date of Termination and the Accelerated Vesting Date; and

(iii) subject to your copayment of premium amounts at the applicable active executive's rate and your proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider, the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the 24 month anniversary of the Date of Termination; (B) your eligibility for group medical plan benefits under any other employer's group medical plan; or (C) the cessation of your continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company's regular payroll dates.

(iv) the Company shall pay to the Life Insurance provider or you a monthly payment equal to the monthly premium contribution that the Company would have made to provide life insurance to you if you had remained employed by the Company until the earliest of (A) the 24 month anniversary of the Date of Termination.

The amounts payable under this Section 7(a), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as "non-qualified deferred compensation" within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

5. Except as expressly modified by this Amendment, the terms, covenants, and conditions of the Employment Agreement are hereby ratified and confirmed, and shall continue in full force and effect.

6. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been made and entered into as of the Effective Date.

COMPANY:

SCIENTURE, LLC

DocuSigned by:

By: ______________________________
Name: Dr. Shankar Hariharan, Chief Executive Officer
Title: Chief Executive Officer

EXECUTIVE:

Signed by:

____
Dr. Narasimhan Mani, President

Prioritizing Patients. Improving Outcomes

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made between Scienture LLC, a (the "Company"), a fully owned subsidiary of Scienture Holdings, Inc. (the "Public Company"), and Narasimhan Mani (the "Executive"). **Except with respect to the Restrictive Covenant Agreements and the Equity Documents (each as defined below), this Agreement supersedes in all respects all prior agreements between you and the Company, if any, regarding the subject matter herein, including without limitation any offer letter, employment agreement or consulting agreement**.

WHEREAS, the Company desires to employ you and you desire to be employed by the Company beginning on October 1, 2024 (the "Effective Date") on the terms contained herein.

WHEREAS, the Company desires to continue to employ you and you desire to continue to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company shall employ you and you shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the "Term"). Your employment with the Company will continue to be "at will," meaning that your employment may be terminated by the Company or you at any time and for any reason subject to the terms of this Agreement.

(b) Board of Directors (the "Board"). Shall mean the Board of Directors of the Public Company.

(c) Position and Duties. You shall serve as the President of the Company and shall have such powers and duties as may from time to time be prescribed by the Board. You shall devote your full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, you may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with your performance of your duties to the Company.

(d) Board of Directors. The Board shall nominate Executive to be elected to serve on the Board at each meeting of the Company's stockholders held during the term of this Agreement to elect directors, consistent with the provisions of the Bylaws and Certificate of Incorporation of the Company, as amended and in effect from time to time.

2. Compensation and Related Matters.

(a) Base Salary. Your initial base salary shall be paid at the rate of $325,000 per year. Your base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board (the "Compensation Committee"). The base salary in effect at any given time is referred to herein as "Base Salary." The Base Salary shall be payable in a manner that is consistent with the Company's usual payroll practices for executive officers. Executive shall be eligible for the Base Salary Increase on an annual basis, as determined by the Compensation Committee of the Board, with such increases being cumulative. Such increases in salary shall be documented in the Company's records but shall not require the Parties enter into a new or amended form of this Agreement.

(b) Incentive Compensation. You shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. Commencing for calendar year 2025, your initial target annual incentive compensation shall be 100 percent of your Base Salary; provided that any incentive compensation for calendar year 2024 will be prorated based on the Effective Date. The target annual incentive compensation in effect at any given time is referred to herein as "Target Bonus." The actual amount of your annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Except as otherwise provided herein, to earn incentive compensation, you must be employed by the Company on the day such incentive compensation is paid.

(c) Discretionary Bonus. Executive shall be eligible for a yearly discretionary cash, stock or equity bonus (a **"Discretionary Bonus")** equal to an amount as determined by the Compensation Committee of the Board (the **"Committee")** and based on the condition of the Company's business and results of operations, and the Committee's evaluation of Executive's individual performance for the relevant period and/or such other matters as the Committee in its discretion may deem relevant. Each Discretionary Bonus shall be paid in the Committee's discretion.

(d) ESOP (Employee Stock Option Plan). You shall be entitled to participate in the employee stock option plan established and amended by the Company from time to time, the current iteration of which is the equity plan approved on July 26, 2024 (such plan in effect from time to time, the "ESOP," and along with the applicable stock option agreement provided by the Company, the "Equity Documents"), subject to the approval by the Board. We have agreed that you will be granted an initial option of 750,000 common shares of the Company at a strike price equal to the fair market value, as determined by the Board, on the grant date. The equity awards currently held by you shall continue to be governed by the applicable Equity Documents; provided, however, and notwithstanding anything to the contrary in the Equity Documents, Section 7(a)(ii) of this Agreement shall apply in the event of a termination by the Company without Cause or by you for Good Reason in either event within the Change in Control Period (as such terms are defined below).]

(e) Business Expenses. You shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by you during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(f) Health Insurance: Effective November 1, 2024, you and your immediate family shall be entitled to participate in the Health Insurance plan (to include medical, dental and vision coverage) maintained by the Company for the benefit of its executives (Comprehensive Plan), the full cost of which shall be covered by the Company.

(g) Life Insurance: Effective November 1, 2024, you shall be eligible for Term Life Insurance in accordance with the Company's policies and plan documents for an amount of $1,000,000, with the full cost of the premium payments covered by the Company.

(h) Other Benefits. You shall be eligible to participate in or receive benefits under the Company's employee benefit plans, to include retirement and disability plans, in effect from time to time, subject to the terms of such plans.

(i) Paid Time Off. You shall be entitled to take paid time off in accordance with the Company's applicable paid time off policy for executives, which is currently 4 weeks annually, as may be in effect from time to time.

(j) Car Allowance. Effective November 1, 2024, you shall be eligible for an automobile allowance of $1,500 per month during the term of your employment.

3. Covenants of Executive

a. Best Efforts. Executive shall devote his best efforts to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply, in all material respects, with all rules and regulations of the Company (and special instructions of the Board, if any) and all other rules, regulations, guides, handbooks, procedures and policies applicable to the Company and its business in connection with his duties hereunder, including all United States federal and state securities laws applicable to the Company.

b. Records. Executive shall use his best efforts and skills to truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Board.

c. Compliance. Executive shall use his best efforts to maintain the Company's compliance with all rules and regulations of the Securities and Exchange Commission **("SEC")**, and reporting requirements for publicly traded companies, including, without limitation, overseeing and filing with the SEC all periodic reports the Company is required to file under the Securities Exchange Act of 1934, as amended (the **"Exchange Act")**. Executive shall at all times

comply, and cause the Company to comply, with the then-current good corporate governance standards and practices as prescribed by the SEC, any exchange on which the Company's capital stock or other securities may be traded and any other applicable governmental entity, agency or organization.

d. Exchange Act Filing Requirements. The Executive agrees and acknowledges that due to the Executive's status as a Section 16(a) "officer" of the Company (as described in Rule 16a-l(f) of the Exchange Act), he has an obligation to file various beneficial ownership reports and forms with the Securities and Exchange Commission, including Form's 3, 4 and 5 (where applicable) and that such obligation is solely the Executive's regardless of whether the Company assists the Executive in filing such forms or not. The Executive agrees to use his best efforts to timely and adequately file all required beneficial ownership reports and fonns required under the Exchange Act.

4. Termination. Your employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. Your employment hereunder shall terminate upon death.

(b) Disability. The Company may terminate your employment if you are disabled and unable to perform or expected to be unable to perform the essential functions of your then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period you are disabled so as to be unable to perform the essential functions of your then existing position or positions with or without reasonable accommodation, you may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom you or your guardian has no reasonable objection as to whether you are disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. You shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and you shall fail to submit such certification, the Company's determination of such issue shall be binding on you. Nothing in this Section 3(b) shall be construed to waive your rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 *et seq*. and the Americans with Disabilities Act, 42 U.S.C. §12101 *et seq*.

(c) Termination by Company for Cause. The Company may terminate your employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean any of the following:

(i) conduct by you constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been requested by the Board; (B) dishonesty to the Board with respect to any material matter; or (C) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and *de minimis* use of Company property for personal purposes;

(ii) the commission by you of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(iii) any misconduct by you, regardless of whether or not in the course of your employment, that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if you were to continue to be employed in the same position;

(iv) continued unsatisfactory performance or non-performance by you of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such unsatisfactory performance or non-performance from the Board

(v) a breach by you of any of the provisions contained in Section 8 of this Agreement or the Restrictive Covenant Agreements (as defined below);

(vi) a material violation by you of any of the Company's written employment policies; or

(vii) your failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

The "Termination by Company for Cause Process" consists of the following steps:

(i) The Company and BOD reasonably determine in good faith that a "Cause" has occurred;

(ii) The Company notifies you in writing of the first occurrence of the "Cause" within 60 days of the first occurrence of such condition;

(iii) The Company cooperates in good faith with you, for a period of not less than 60 days following such notice (the "Cure Period"), to remedy the "Cause";

(iv) notwithstanding such efforts, "Cause" continues to exist; and

(v) The Company terminates your employment within 30 days after the end of the Cure Period.

If you cure the "Cause" during the Cure Period, the "Cause" shall be deemed not to have occurred.

(d) Termination by the Company without Cause. The Company may terminate your employment hereunder at any time without Cause. Any termination by the Company of your employment under this Agreement which does not constitute a termination for Cause under Section

3(c) and does not result from the death or disability of you under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by You. You may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, "Good Reason" shall mean that you have completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without your consent (each, a "Good Reason Condition"):

(i) [a material diminution in your responsibilities, authority or duties;]

(ii) a material diminution in your Base Salary except for across-the-board salary reductions based on the Company's financial performance similarly affecting all or substantially all senior management employees of the Company;

(iii) a material change in the geographic location at which you provide services to the Company, such that there is an increase of at least thirty (30) miles of driving distance to such location from your principal residence as of such change; or

(iv) a material breach of this Agreement by the Company.

The "Good Reason Process" consists of the following steps:

(v) you reasonably determine in good faith that a Good Reason Condition has occurred;

(vi) you notify the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition;

(vii) you cooperate in good faith with the Company's efforts, for a period of not less than 30 days following such notice (the "Cure Period"), to remedy the Good Reason Condition;

(viii) notwithstanding such efforts, the Good Reason Condition continues to exist; and

(ix) you terminate employment within 60 days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

If your employment with the Company is terminated for any reason, the Company shall pay or provide to you (or your authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); and (iii) any vested benefits you may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid

and/or provided in accordance with the terms of such employee benefit plans (collectively, the "Accrued Obligations").

5. Notice and Date of Termination.

(a) Notice of Termination. Except for termination as specified in Section 3(a), any termination of your employment by the Company or any such termination by you shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b) Date of Termination. "Date of Termination" shall mean: (i) if your employment is terminated by death, the date of death; (ii) if your employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if your employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if your employment is terminated by you under Section 3(e) other than for Good Reason, [30][1] days after the date on which a Notice of Termination is given, and (v) if your employment is terminated by you under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that you give a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

6. Severance Pay and Benefits Upon Termination by the Company without Cause or by You for Good Reason Outside the Change in Control Period. If your employment is terminated by the Company without Cause as provided in Section 3(d), or you terminate employment for Good Reason as provided in Section 3(e), each outside of the Change in Control Period (as defined below), then, in addition to the Accrued Obligations, and subject to (i) you sign a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of all of your Continuing Obligations (as defined below), and, in the Company's sole discretion, a one-year post-employment noncompetition agreement, and shall provide that if you breach any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease (the "Separation Agreement and Release"), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven (7) business day revocation period:

(a) the Company shall pay you an amount equal to 12 months of your Base Salary (the "Severance Amount"); provided in the event you are entitled to any payments pursuant to the Restrictive Covenant Agreements, the Severance Amount received in any calendar year will

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be reduced by the amount you are paid in the same such calendar year pursuant to the Restrictive Covenants Agreements (the "Restrictive Covenants Agreements Setoff"); and

(b) the Company shall pay to the group health plan provider, the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the 12 month anniversary of the Date of Termination; (B) your eligibility for group medical plan benefits under any other employer's group medical plan; or (C) the cessation of your continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company's regular payroll dates.

(c) the Company shall pay to the Life Insurance provider or you a monthly payment equal to the monthly premium payment that the Company would have made to provide life insurance to you if you had remained employed by the Company until the earliest of (A) the 12 month anniversary of the Date of Termination

The amounts payable under Section 6, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company's payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as "non-qualified deferred compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

7. Severance Pay and Benefits Upon Termination by the Company without Cause or by the You for Good Reason within the Change in Control Period. The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if (i) your employment is terminated either (a) by the Company without Cause as provided in Section 3(d), or (b) by you for Good Reason as provided in Section 3(e), and (ii) the Date of Termination is within 12 months after the occurrence of the first event constituting a Change in Control (such period, the "Change in Control Period"). These provisions shall terminate and be of no further force or effect after a Change in Control Period.

(a) If your employment is terminated by the Company without Cause as provided in Section 3(d) or you terminate employment for Good Reason as provided in Section 3(e) and in each case the Date of Termination occurs during the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the signing of the Separation Agreement and

Release by you and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release but in no event more than 60 days after the Date of Termination:/

(i) the Company shall pay you a lump sum in cash in an amount equal to 1.5 times the sum of (A) your then current annual Base Salary (or your Annual Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) your Target Bonus for the then-current year (the "Change in Control Payment"); provided the Change in Control Payment shall be reduced by the amount of the Restrictive Covenants Agreements Setoff, if applicable; and

(ii) notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all time-based stock options and other stock-based awards subject to time-based vesting held by you (the "Time-Based Equity Awards") shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release (the "Accelerated Vesting Date"); *provided* that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between your Date of Termination and the Accelerated Vesting Date; and

(iii) subject to your copayment of premium amounts at the applicable active executive's rate and your proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider, the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the 12 month anniversary of the Date of Termination; (B) your eligibility for group medical plan benefits under any other employer's group medical plan; or (C) the cessation of your continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company's regular payroll dates.

(iv) the Company shall pay to the Life Insurance provider or you a monthly payment equal to the monthly premium contribution that the Company would have made to provide life insurance to you if you had remained employed by the Company until the earliest of (A) the 12 month anniversary of the Date of Termination

The amounts payable under this Section 7(a), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as "non-qualified deferred compensation" within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the "Aggregate Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you became the subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii) For purposes of this Section 6(b), the "After Tax Amount" means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably

requested by the Company or you. Any determination by the Accounting Firm shall be binding upon the Company and you.

(c) Definitions. For purposes of this Section 6, the following terms shall have the following meanings:

"Change in Control" shall mean any of the following:

(i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act") (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Board ("Voting Securities") (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50% of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50% or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns **[50]** percent or more of the combined voting power of all of the then outstanding Voting Securities, then a "Change in Control" shall be deemed to have occurred for purposes of the foregoing clause (i).

8. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement or otherwise on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes "non-qualified deferred compensation" under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your "separation from service." The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenants Agreements is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute

deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

9. Clawback. Notwithstanding any provision in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement, as well as any other payments and benefits which the Executive receives pursuant to a Company plan or other arrangement, shall be subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or any Securities and Exchange Commission rule.

10. Continuing Obligations.

(a) Restrictive Covenants Agreements. As a condition of employment, you are required to enter into the necessary agreements to satisfy the obligations on this Section 10 and those that arise in any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants, which shall collectively be referred to as the "Restrictive Covenants Agreements."

(b) Third-Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which restricts in any way your use or disclosure of information, other than confidentiality restrictions (if any), or your engagement in any business. You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) Litigation and Regulatory Cooperation. During and after your employment, you shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 8(c).

(d) Relief. You agree that it would be difficult to measure any damages caused to the Company which might result from any breach by you of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(e) Protected Disclosures and Other Protected Action. Nothing in this Agreement shall be interpreted or applied to prohibit you from making any good faith report to any governmental agency or other governmental entity (a "Government Agency") concerning any act or omission that you reasonably believe constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Restrictive Covenants Agreements for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11. Indemnification

a. The Company agrees to indemnify Executive and hold Executive harmless from and against any and all losses, claims, damages, liabilities and costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which Executive is a party, as and when incurred, directly or indirectly caused by, relating to, based upon or arising out of any work performed by Executive in connection with this Agreement to the full extent permitted by Delaware General Corporation Law, and by the Certificate of Incorporation and Bylaws of the Company, as may be amended from time to time, and pursuant to any indemnification agreement between Executive and the Company.

b. The indemnification provision of this Section 9 shall be in addition to any liability which the Company may otherwise have to Executive.

c. If any action, proceeding or investigation is commenced as to which Executive proposes to demand such indemnification, Executive shall notify the Company with reasonable promptness. Executive shall have the right to retain counsel of Executive's own choice to represent Executive and the Company shall pay all reasonable fees and expenses of such

counsel; and such counsel shall, to the fullest extent consistent with such counsel's professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Executive made with the Company's written consent, which consent shall not be unreasonably withheld or delayed, to the fullest extent permitted by Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of the Company, as may be amended from time to time.

12. Arbitration of Disputes.

(a) Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of your employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, religion, national origin, sex, gender, age, disability, sexual orientation, or any other protected class under applicable law, including without limitation Massachusetts General Laws Chapter 151B or any applicable Delaware law or other state law) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Boston, Massachusetts in accordance with the JAMS Employment Arbitration Rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. You understand that you may only bring such claims in your individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. You further understand that, by signing this Agreement, the Company and you are giving up any right they may have to a jury trial on all claims they may have against each other. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including without limitation relief sought under the Restrictive Covenants Agreements; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.

(b) Arbitration Fees and Costs. You shall be required to pay an arbitration fee to initiate any arbitration equal to what you would be charged as a first appearance fee in court. The Company shall advance the remaining fees and costs of the arbitrator. However, to the extent permissible under the law, and following the arbitrator's ruling on the matter, the arbitrator may rule that the arbitrator's fees and costs be distributed in an alternative manner. Each party shall pay its own costs and attorneys' fees, if any. If, however, any party prevails on a statutory or contractual claim that affords the prevailing party attorneys' fees (including pursuant to this Agreement), the arbitrator may award attorneys' fees to the prevailing party to the extent permitted by law.]

13. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts of the State of Delaware. Accordingly, with respect to any such court action, you (a) submit to the exclusive personal jurisdiction of such courts; (b) consent to service

of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

14. Waiver of Jury Trial. You and the Company irrevocably and unconditionally WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR YOUR EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, INCLUDING WITHOUT LIMITATION YOURS OR THE COMPANY'S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

15. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreement, provided that the Restrictive Covenants Agreements and the Equity Documents remain in full force and effect.

16. Withholding; Tax Effect. All payments made by the Company to you under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

17. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreements) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further that if you remain employed or become employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then you shall not be entitled to any payments, benefits or vesting pursuant to Section 5 or pursuant to Section 6 of this Agreement. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of yours and the Company's respective successors, executors, administrators, heirs and permitted assigns.

18. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein.

20. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

21. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to you at the last address you has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

22. Amendment. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

23. Effect on Other Plans and Agreements. An election by you to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by you for the purpose of interpreting the provisions of any of the Company's benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of you under the Company's benefit plans, programs or policies except as otherwise provided in Section 8 hereof, and except that you shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. Except for the Restrictive Covenants Agreements and Continuing Obligations, in the event that you are a party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and you may receive payment under this Agreement only and not both. Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall you be entitled to payments or benefits pursuant to both Section 5 and Section 6 of this Agreement.

24. Governing Law. This is a Delaware contract and shall be construed under and be governed in all respects by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Third Circuit.

25. Conditions. Notwithstanding anything to the contrary herein, the effectiveness of this Agreement shall be conditioned on (i) your satisfactory completion of reference and background checks, if so requested by the Company, and (ii) your submission of satisfactory proof of your legal authorization to work in the United States.]

26. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

NARASIMHAN MANI

Narasimhan Mani
box SIGN 4YYRVX9P-189YYQ87

Date Signed: Sep 27, 2024

SCIENTURE HOLDINGS, Inc.

By: box SIGN 15J7LKYY-189YYQ87

Its: Chairman and CEO

Date Signed: Sep 30, 2024